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                                                                    EXHIBIT 11.2
                                AMR CORPORATION
                COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


----------------------------------------------------------------------------------------------

                                                                   Year Ended December 31,
                                                                1996        1995        1994

NET EARNINGS                                                   $ 1,016    $   162    $    228
Preferred stock dividends                                         --         --           (56)
Increase in additional paid-in capital from preferred
   stock exchange                                                 --         --           171
                                                               -------    -------    --------

EARNINGS APPLICABLE TO COMMON SHARES                             1,016        162         343
Adjustments:
   Add interest upon assumed conversion of convertible
     subordinated debentures, net of tax                            14(a)      --         --
   Add dividends upon assumed conversion of convertible
     preferred stock                                                 1(a)      --         --
                                                               =======    =======    ========

EARNINGS, AS ADJUSTED                                          $ 1,031    $   162    $    343
                                                               =======    =======    ========

Average number of shares outstanding                                86         76          76
Add shares issued upon:
   Assumed conversion of convertible subordinated debentures
                                                                     4       --           --
   Assumed conversion of convertible preferred stock                 1       --           --
   Assumed exercise of dilutive options, stock appreciation
     rights and warrants and shares assumed issued for
     deferred stock granted                                          3          3         --
Less assumed treasury shares repurchased                            (2)        (2)        --
                                                               =======    =======    ========

TOTAL FULLY DILUTED SHARES                                          92         77          76
                                                               =======    =======    ========

FULLY DILUTED EARNINGS PER SHARE                               $ 11.19    $  2.11    $   4.51
                                                               =======    =======    ========



(a) Through date of actual conversion.




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